SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G (Rule13d-102) Information Statement pursuant to Rules 13d-1 and 13d-2	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No.  4)*

Robotic Vision Systems, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

771074-10-1

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois Limited Partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,161,929 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware Limited Partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,161,929 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware Limited Liability Company, U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,161,929 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) OO; HC

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen, U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,161,929 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois Limited Partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 453,747 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 0.7% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wingate Capital Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 453,747 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 0.7% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 708,182 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 1.2% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fisher Capital Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 708,182 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 1.2% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 771074-10-1

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Trading Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of December 31, 2002.

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 771074-10-1

Item 1.
(a)	Name of Issuer Robotic Vision Systems, Inc.
(b)	Address of Issuer's Principal Executive Offices 5 Shawmut Road Canton, MA 02021

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship
Citadel Limited Partnership 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership
GLB Partners, L.P. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership
Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited liability company
Kenneth Griffin 225 W. Washington 9th Floor Chicago, Illinois 60606 U.S. Citizen
Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership

CUSIP No. 771074-10-1

Wingate Capital Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company
Fisher Capital Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Trading Group, L.L.C. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
(d)	Title of Class of Securities Common Stock, par value $0.01 per share
(e)	CUSIP Number 771074-10-1

CUSIP No. 771074-10-1

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

CUSIP No. 771074-10-1

Item 4.	Ownership CITADEL LIMITED PARTNERSHIP
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 1,161,929 shares of Common Stock
	(b)	Percent of class: Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote See item (a) above.
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership GLB PARTNERS, L.P.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 1,161,929 shares of Common Stock
	(b)	Percent of class: Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

CUSIP No. 771074-10-1

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership CITADEL INVESTMENT GROUP, L.L.C.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 1,161,929 shares of Common Stock
	(b)	Percent of class: Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0

CUSIP No. 771074-10-1

		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership KENNETH GRIFFIN
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 1,161,929 shares of Common Stock
	(b)	Percent of class: Approximately 1.9% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership CITADEL WELLINGTON PARTNERS L.P.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 453,747 shares of Common Stock
	(b)	Percent of class: Approximately 0.7% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)

CUSIP No. 771074-10-1

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership WINGATE CAPITAL LTD.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 453,747 shares of Common Stock
	(b)	Percent of class: Approximately 0.7% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0

CUSIP No. 771074-10-1

		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 708,182 shares of Common Stock
	(b)	Percent of class: Approximately 1.2% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership FISHER CAPITAL LTD.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 708,182 shares of Common Stock

CUSIP No. 771074-10-1

	(b)	Percent of class: Approximately 1.2% as of December 31, 2002. (Based on 61,168,743 shares of Common Stock issued and outstanding as of January 7, 2003.)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

Item 4.	Ownership CITADEL TRADING GROUP, L.L.C.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0% as of December 31, 2002.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0

CUSIP No. 771074-10-1

(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 0

Item 5.

Ownership of Five Percent or Less of a Class
If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following      [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person See Item 2 above.

Item 8.	Identification and Classification of Members of the Group Not Applicable.

Item 9.	Notice of Dissolution of Group Not Applicable.

Item 10.

Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

CUSIP No. 771074-10-1

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 2003		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing
Director and General Counsel
By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing
Director and General Counsel
CITADEL WELLINGTON PARTNERS L.P.
GLB PARTNERS, L.P.
		By:	Citadel Limited Partnership,
By:	Citadel Investment Group, L.L.C.,		its General Partner
its General Partner
		By:	GLB Partners, L.P.,
By:	/s/ Adam C. Cooper		its General Partner
Adam C. Cooper, Senior Managing
	Director and General Counsel	By:	Citadel Investment Group, L.L.C.,
its General Partner

		By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing
Director and General Counsel

CUSIP No. 771074-10-1

WINGATE CAPITAL LTD.		CITADEL KENSINGTON GLOBAL
STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its General Partner

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel

FISHER CAPITAL LTD.		CITADEL TRADING GROUP, L.L.C.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing		Adam C. Cooper, Senior Managing
	Director and General Counsel		Director and General Counsel